Exhibit 99.1

ATC Europe Announces Acquisition of FPS Towers in France

Boston, Massachusetts and Zeist, Netherlands- December 19, 2016 - American Tower Corporation (NYSE: AMT) and Dutch pension fund manager PGGM today announced their entry into a definitive agreement to acquire FPS Towers, which owns and operates approximately 2,400 wireless tower sites across France, through their previously announced joint venture, ATC Europe. American Tower and PGGM expect to fund the equity portion of the transaction proportionally to their interests in the joint venture. American Tower expects to fund the debt portion.

“We are pleased to be continuing our partnership with PGGM by acquiring FPS Towers, which owns an attractive portfolio of French wireless telecommunications real estate,” said James D. Taiclet, Jr., American Tower’s Chairman, President and Chief Executive Officer. “Through this transaction, we expect to elevate the growth profile of our European operations by entering into a new market with attractive wireless tower leasing opportunities and solid long-term growth prospects, while generating immediate accretion to our AFFO per share.”

Commenting on the transaction, Erik van de Brake, head of Infrastructure at PGGM, stated, “We are very pleased to expand our partnership with American Tower to include FPS Towers, which further enhances PGGM’s ability to invest pension money into the real economy on behalf of its clients. The FPS towers are part of an essential infrastructure for mobile communication and this long-term investment is supporting the European economy and will bring good and stable returns to the participants of the funds whose capital we are managing.’’

The transaction is expected to close in the first quarter of 2017, subject to consultation with FPS Towers’ employee representative body, certain closing conditions and regulatory approval. HSBC is acting as financial advisor to ATC Europe. Additional information regarding the transaction can be found on the American Tower website under the Investor Relations tab.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 144,000 communications sites. For more information about American Tower, please visit www.americantower.com.

About PGGM
PGGM is a cooperative Dutch pension fund service provider. Institutional clients are offered: asset management, pension fund management, policy advice and management support. On June 30, 2016, PGGM had EUR 200.2 billion in assets under management. Either alone or together with strategic partners, PGGM develops future solutions by linking together pension, care, housing and work.
www.pggm.nl

Contacts:

American Tower Investor Relations Contact: Leah Stearns
Senior Vice President, Treasurer and Investor Relations
Telephone: (617) 375-7500

PGGM Corporate Communications: Maurice Wilbrink
Telephone: +31 30 277 1500
Maurice.wilbrink@pggm.nl

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above and its anticipated impact on our consolidated results. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of American Tower’s Form 10-K for the year ended December 31, 2015, under the caption “Risk Factors” and in other filings American Tower makes with the Securities and Exchange Commission. American Tower undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

AFFO is a non-GAAP financial measure. For more information, see American Tower’s Form 10-Q for the quarter ended September 30, 2016 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” and “- Results of Operations.” Additionally, AFFO per share is a non-GAAP measure, and is defined as AFFO divided by the diluted weighted average common shares outstanding.

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